UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 31, 2008

Footstar, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code:  (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On December 31, 2008, as part of the efforts of Footstar, Inc. (the "Company") to wind down its business, Jeffrey A. Shepard's employment was terminated effective as of that date.  Mr. Shepard also ceased to serve as a member of the board of directors of the Company (the “Board”) effective as of December 31, 2008.

(c)           Also on December 31, 2008, the Board appointed Jonathan M. Couchman as Chief Executive Officer and President of the Company, effective as of January 1, 2009, at which time Mr. Couchman will no longer serve as the Company’s Chief Wind Down Officer and will have and perform such duties, responsibilities, and authorities as are specified by the Company and as are customary for a Chief Executive Officer and President of a publicly held corporation.  As previously disclosed in the Company’s Form 8-K filed on December 9, 2008, the Company entered into an employment agreement with Mr. Couchman, dated December 9, 2008 (the “Employment Agreement”), which specified, among other things, that Mr. Couchman may, at the discretion of the Company, be appointed as Chief Executive Officer and President of the Company as of January 1, 2009.  Mr. Couchman’s compensation, which is governed by the Employment Agreement, was not affected by his appointment as Chief Executive Officer and President of the Company.  Mr. Couchman continues to serve as Chairman of the Board.

Mr. Couchman, age 39, was appointed as Chairman of the Board of the Company on February 7, 2006 and has held that position since that time.  He is the Managing Member of Couchman Capital LLC, the general partner of Couchman Investments, L.P., a Delaware limited partnership established in 2001, and the investment manager of Couchman International Ltd., a British Virgin Islands corporation established in 2001.  Mr. Couchman is also a Director of Couchman International Ltd.  Couchman Capital LLC is also the general partner of Couchman Partners, L.P., a British Virgin Islands limited partnership established in 2001.  Mr. Couchman presently serves as a director of Golf Trust of America, Inc.

*                      *                      *                      *                      *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: January 5, 2009	By:	/s/ Maureen Richards
		Name:	Maureen Richards
		Title:	Senior Vice President, General Counsel and Corporate Secretary